Prospectus Supplement No. 2	Filed Pursuant to Rule 424(b)(7)
(to Prospectus dated September 7, 2007)	Registration No. 333-145926
STEWART ENTERPRISES, INC.
$125,000,000 3.125% Senior Convertible Notes due 2014
$125,000,000 3.375% Senior Convertible Notes due 2016
and Class A Common Stock Issuable Upon Conversion of the Notes
     The following information supplements and amends the prospectus dated September 7, 2007 (the “Prospectus”), as supplemented by the prospectus supplement dated October 5, 2007, relating to the resale by the selling securityholders of our 3.125% Senior Convertible Notes due 2014 and our 3.375% Senior Convertible Notes due 2016, which we issued in a private placement on June 27, 2007, and shares of our Class A common stock issuable upon conversion of the notes.
     This prospectus supplement is not complete without, and may not be delivered or utilized except in combination with, the Prospectus. This prospectus supplement is incorporated by reference into the Prospectus and should be read in conjunction with the Prospectus.
     Our Class A common stock is listed on the NASDAQ Global Select Market under the symbol “STEI.” On November 9, 2007, the closing sale price of our Class A common stock on the NASDAQ Global Select Market was $8.61 per share.
     We have assumed for purposes of the tables below that the selling securityholders will sell all of the notes and all of the common stock issuable upon conversion of the notes pursuant to this supplement and the Prospectus, and that any other shares of our common stock beneficially owned by the selling securityholders will continue to be beneficially owned.
     See “Risk Factors” beginning on page 9 of the Prospectus for a discussion of certain risks that you should consider in connection with an investment in the notes and common stock issuable upon conversion of the notes.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is November 13, 2007.

SELLING SECURITYHOLDERS
     The information set forth in the tables of selling securityholders below was furnished to us on or before November 12, 2007. Because selling securityholders may trade all or some of the notes, and common stock issuable upon conversion of the notes, listed at any time without notifying us, the tables of selling securityholders may not reflect, as of the date of this prospectus supplement, the exact value of the notes and common stock issuable upon conversion of the notes. In addition, the selling securityholders listed in the tables may have acquired, sold or transferred, in transactions exempt from the registration requirements of the Securities Act of 1933, some or all of their notes, or common stock issuable upon conversion of the notes, since the date as of which the information in the tables is presented.
     The table included in the section captioned “Selling Securityholders” of the Prospectus with respect to the 3.125% Senior Convertible Notes due 2014 as previously filed, is hereby supplemented and amended to reflect the selling securityholders identified below and to reflect the notes, and common stock issuable upon conversion of the notes, for such selling securityholders:
Additional Selling Securityholders
3.125% Convertible Senior Notes Due 2014

	Principal			No. of	No. of
	Amount of		No. of	Shares of	Shares of
	Notes		Shares of	Common	Common
	Beneficially	Percentage of	Common	Stock	Stock
	Owned and	Notes	Stock	Being	Held After
Name of Selling Securityholder	Offered ($)	Outstanding	Owned (1)	Offered (1)	Offering (1)
HFR CA Select Master Trust Fund(2)	300,000	*	27,148	27,148	0
San Diego County Employees Retirement Association(2)	200,000	*	18,098	18,098	0
Zazove Convertible Arbitrage Fund L.P.(3)	500,000	*	45,246	45,246	0
Zazove Hedged Convertible Fund, L.P.(3)	400,000	*	36,197	36,197	0
Institutional Benchmarks Series (Master Feeder) Ltd.(2)	100,000	*	9,049	9,049	0
Banc of America Securities, LLC(4)(5)	4,100,000	3.28	371,023	371,023	0

*	Less than 1%

(1)	Assumes for each $1,000 in principal amount of notes a maximum of 90.4936 shares of common stock could be issued upon conversion. However, this conversion rate will be subject to adjustment as described under “Description of the Notes — Conversion Rights.” As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future. Assuming that all of the notes listed above are sold, none of the selling securityholders listed above will own 1% or more of the outstanding common stock.

(2)	Gene Pretti, chief executive officer of Zazove Associates, L.L.C., a registered investment advisor with discretionary authority over this selling securityholder’s holdings, exercises voting power and investment control over these securities.

(3)	Gene Pretti, chief executive officer of Zazove Associates, L.L.C., the general partner of this selling securityholder, exercises voting power and investment control over these securities.

(4)	Banc of America Securities, LLC (“BAS”) and its affiliates have provided, and may in the future provide, various investment banking, commercial banking and other financial services for Stewart Enterprises, Inc. and/or its affiliates for which services BAS has received, and may in the future receive, customary fees. In addition, BAS and its affiliates have owned, currently own or may own, equity or equity-like securities of Stewart Enterprises, Inc. and/or its affiliates.

(5)	Banc of America Securities, LLC is a broker-dealer, and has represented that it did not acquire these securities as compensation.

     The table included in the section captioned “Selling Securityholders” of the Prospectus with respect to the 3.375% Senior Convertible Notes due 2016 as previously filed, is hereby supplemented and amended to reflect the selling securityholder identified below and to reflect the notes, and common stock issuable upon conversion of the notes, for such selling securityholder:
Additional Selling Securityholders
3.375% Convertible Senior Notes Due 2016

	Principal			No. of	No. of
	Amount of		No. of	Shares of	Shares of
	Notes		Shares of	Common	Common
	Beneficially	Percentage of	Common	Stock	Stock
	Owned and	Notes	Stock	Being	Held After
Name of Selling Securityholder	Offered ($)	Outstanding	Owned (1)	Offered (1)	Offering (1)
Banc of America Securities, LLC(2)(3)	4,350,000	3.48	393,647	393,647	0
     The table included in the section captioned “Selling Securityholders” of the Prospectus with respect to the 3.375% Senior Convertible Notes due 2016 as previously filed, is hereby amended to reflect updated holdings related to the selling securityholders identified below.
Revised Information Regarding Selling Securityholders
3.375% Convertible Senior Notes Due 2016

	Principal			No. of	No. of
	Amount of		No. of	Shares of	Shares of
	Notes		Shares of	Common	Common
	Beneficially	Percentage of	Common	Stock	Stock
	Owned and	Notes	Stock	Being	Held After
Name of Selling Securityholder	Offered ($)	Outstanding	Owned (1)	Offered (1)	Offering (1)
Magnetar Capital Master Fund, Ltd.(4)	11,500,000	9.2	1,040,676	1,040,676	0
Citadel Equity Fund Ltd. (5) (6)	14,500,000	11.6	1,312,157	1,312,157	0

*	Less than 1%

(1)	Assumes for each $1,000 in principal amount of notes a maximum of 90.4936 shares of common stock could be issued upon conversion. However, this conversion rate will be subject to adjustment as described under “Description of the Notes — Conversion Rights.” As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future. Assuming that all of the notes listed above are sold, none of the selling securityholders listed above will own 1% or more of the outstanding common stock.

(2)	Banc of America Securities, LLC (“BAS”) and its affiliates have provided, and may in the future provide, various investment banking, commercial banking and other financial services for Stewart Enterprises, Inc. and/or its affiliates for which services BAS has received, and may in the future receive, customary fees. In addition, BAS and its affiliates have owned, currently own or may own, equity or equity-like securities of Stewart Enterprises, Inc. and/or its affiliates.

(3)	Banc of America Securities, LLC is a broker-dealer, and has represented that it did not acquire these securities as compensation.

(4)	Magnetar Financial LLC is the investment advisor of Magnetar Capital Master Fund, Ltd. (“Magnetar Master Fund”) and consequently has voting and investment power over securities held by Magnetar Master Fund. Magnetar Financial LLC disclaims beneficial ownership of the securities held by Magnetar Master Fund. Alec Litowitz has voting control over Supernova Management LLC, the general partner of Magnetar Capital Partners LP, the sole managing member of Magnetar Financial LLC. As a result, Mr. Litowitz may be considered the beneficial owner of any securities deemed to be beneficially owned by Magnetar Financial LLC. Mr. Litowitz disclaims beneficial ownership of these securities.

(5)	Citadel Limited Partnership (“CLP”) is the trading manager of Citadel Equity Fund Ltd. and consequently has investment power over securities held by Citadel Equity Fund Ltd. Citadel Investment Group, L.L.C. (“CIG”) controls CLP. Kenneth C.

Griffin controls CIG and therefore has ultimate investment discretion over securities held by Citadel Equity Fund, Ltd. CLP, CIG and Mr. Griffin each disclaim beneficial ownership of the securities held by Citadel Equity Fund Ltd.

(6)	Certain broker-dealers are under common control with Citadel Equity Fund Ltd. and one broker-dealer is directly owned by Citadel Equity Fund, Ltd. The broker dealers are: Aragon Investments Ltd., Palofax Trading LLC, Citadel Trading Group, LLC, and Citadel Derivatives Group, LLC. Citadel Equity Fund Ltd. has advised that it acquired the securities in the ordinary course of business and did not at the time of purchase have any arrangement to distribute the securities.